Contacts:	Dan Kaferle	Sam Pattanayak
	Public Relations	Investor Relations
	(631) 342-2111	(631) 342-5208
	daniel.kaferle@ca.com	sambit.pattanayak@ca.com
CA’s BOARD OF DIRECTORS APPROVES NEW $2 BILLION COMMON STOCK REPURCHASE PLAN
ISLANDIA, N.Y., June 29, 2006 – CA (NYSE:CA) today announced that its Board of Directors has authorized a new stock repurchase plan that enables the Company to buy $2 billion of its common stock in its current fiscal year ending March 31, 2007.
“CA’s Board of Directors and senior management have determined that a significant stock repurchase program is a timely and appropriate way to both enhance shareholder value and demonstrate our confidence in the long-term value of CA,” said John Swainson, CA’s president and chief executive officer. “As we evaluated our strategic use of capital, we came to the conclusion that this repurchase program is the best option.”
CA currently is exploring various options to best execute the stock repurchases and expects it will be financed through a combination of cash on hand and bank financing.
This will be subject to a review of the circumstances in place at the time, and will not be implemented until after the Company has filed its Annual Report on Form 10-K, which as separately announced today, has been delayed. Until the new plan is implemented, CA will continue to buy back common stock in accordance with the program announced in March 2006 which calls for regular repurchases in the open market of up to $600 million during the 2007 fiscal year.
As of March 31, 2006, outstanding shares of CA stock totaled 572 million.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risks and uncertainties associated with the CA deferred prosecution agreement with the United States Attorney’s Office of the Eastern District, including that CA could be subject to criminal prosecution or civil penalties if it violates this agreement; the risks and uncertainties associated with the agreement that CA entered into with the Securities and Exchange Commission (“SEC”), including that CA may be subject to criminal prosecution or substantial civil penalties and fines if it violates this agreement; civil litigation arising out of the matters that are the subject of the Department of Justice and the SEC investigations, including shareholder derivative litigation; changes to the compensation plan of CA’s sales organization may lead to outcomes that are not anticipated or intended as they are implemented, and the commissions plans for fiscal year 2007, while revised, continue to be reviewed; CA may not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software; CA may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; CA is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; if CA’s products do not remain compatible with ever-

changing operating environments, CA could lose customers and the demand for CA’s products and services could decrease; certain software that CA uses in daily operations is licensed from third parties and thus may not be available to CA in the future, which has the potential to delay product development and production; CA’s credit ratings have been downgraded and could be downgraded further which would require CA to pay additional interest under its credit agreement and could adversely affect CA’s ability to borrow; CA has a significant amount of debt; the failure to protect CA’s intellectual property rights would weaken its competitive position; CA may become dependent upon large transactions; general economic conditions may lead CA’s customers to delay or forgo technology upgrades; the market for some or all of CA’s key product areas may not grow; third parties could claim that CA’s products infringe their intellectual property rights; fluctuations in foreign currencies could result in translation losses; and the other factors described in CA’s Current Report on Form 8-K. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
About CA
CA (NYSE:CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
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Copyright © 2006 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.